Exhibit 99.1

NEWS RELEASE

Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS SECOND QUARTER 2006 RESULTS

• Second quarter revenues increased 23.2 percent to $188.8 million
• Second quarter EBITDA increased 12.3 percent to $20.1 million
• Raises full-year revenue and EBITDA guidance

AUGUST 9, 2006 – HOUSTON, TEXAS – U.S. Concrete, Inc. (NASDAQ: RMIX) today reported net income of $7.2 million, or $0.19 per diluted share, for the quarter ended June 30, 2006, compared to net income of $6.0 million, or $0.21 per diluted share, in the second quarter of 2005.  The Company used 38.9 million common shares outstanding and 29.1 million common shares outstanding for the second quarter of 2006 and the second quarter of 2005, respectively, in computing each period’s diluted earnings per share.

          Net income for the first six months of 2006 was $4.5 million, or $0.12 per diluted share, compared to a net loss of $0.4 million, or $0.02 per diluted share, for the first six months of 2005.

SECOND QUARTER 2006 RESULTS

          Revenues in the second quarter of 2006 increased 23.2 percent to $188.8 million, compared to $153.2 million in the second quarter of 2005, reflecting higher sales volumes (including the impact of two acquisitions completed in the fourth quarter of 2005 and one acquisition completed in the second quarter of 2006), higher ready-mixed concrete average selling prices and increased other concrete-related product sales.  The Company’s average sales price per cubic yard of ready-mixed concrete during the second quarter of 2006 was 5.3 percent higher than in the second quarter of 2005.  Compared to the second quarter of 2005, ready-mixed concrete sales prices improved in all major regions. Compared to the first quarter of 2006, average sales prices per cubic yard of ready-mixed concrete in the second quarter of 2006 were slightly lower, due to a shift in the geographic mix of the Company’s sales and reduced winterizing agent revenues.

          The Company’s ready-mixed concrete sales volume in the second quarter of 2006 was approximately 1.73 million cubic yards, up 19.6 percent from 1.45 million cubic yards of ready-mixed concrete sold in the second quarter of 2005.

          Commenting on the second quarter 2006 results, Michael W. Harlan, Executive Vice President and Chief Operating Officer of U.S. Concrete, stated, “Although our ready-mixed concrete sales volumes in the second quarter of 2006 increased 19.6 percent over 2005, they were below our internal expectations, primarily due to adverse weather conditions in our Northern California and Atlantic Region markets.  In addition, we experienced lower than anticipated volumes in our Memphis, Tennessee and Michigan markets due to sluggish market conditions.  This loss of volume resulted in lower margins and earnings per share towards the low end of our earnings guidance range.”  Mr. Harlan continued, “The slowdown in residential construction continues in our markets.  While we are experiencing recovery in the commercial sector of our business today, it is uncertain if the commercial recovery will fully offset the residential slowdown.”

          EBITDA was $20.1 million in the second quarter of 2006, up 12.3 percent, compared to EBITDA of $17.9 million in the second quarter of 2005.  The Company defines EBITDA as net income (loss) plus the provision (benefit) for income taxes, net interest expense, loss on early extinguishment of debt and noncash goodwill impairments, depreciation, depletion and amortization.  EBITDA is a non-GAAP financial measure.  For a reconciliation of EBITDA, free cash flow and net debt (other non-GAAP financial measures we use in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

          The Company’s selling, general and administrative expenses were $14.7 million for the second quarter of 2006, compared to $13.0 million for the second quarter of 2005.  As a percentage of revenues, selling, general and administrative expenses were 7.8 percent in the second quarter of 2006, as compared to 8.5 percent in the second quarter of 2005.  Selling, general and administrative expenses in the second quarter of 2006 were higher than the second quarter of 2005, primarily due to higher selling costs and higher cash and stock-based compensation, including additional personnel costs related to acquired businesses.

          Depreciation, depletion and amortization expense for the second quarter of 2006 was up $1.2 million to $4.5 million, as compared to $3.3 million for the second quarter of 2005, primarily due to additional depreciation and amortization expense related to assets acquired in connection with the Company’s recent business acquisitions.  The Company expects its future depreciation, depletion and amortization expense to approximate $7.0 million per quarter, excluding the potential impact of any acquisitions or divestitures after the date of this press release.

          Interest expense for the second quarter of 2006 was up approximately $0.2 million to $4.6 million, compared to $4.4 million for the second quarter of 2005, primarily due to termination of interest rate swap agreements in the second quarter of 2005.  The Company expects its future interest expense to approximate $7.0 million per quarter, subject to any changes in its existing debt structure after the date of this press release.

          The Company’s net cash provided by operations for the second quarter of 2006 was $1.4 million, compared to net cash used by operations of $1.4 million for the second quarter of 2005.  The Company’s free cash flow (defined as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the second quarter of 2006 was negative $12.3 million, compared to negative $5.0 million in the second quarter of 2005.  Capital expenditures increased $10.9 million in the second quarter of 2006, as compared to the second quarter of 2005.

          The Company’s net debt at June 30, 2006 was $129.1 million, up $37.4 million from March 31, 2006.  Net debt at June 30, 2006 was comprised of total debt of $201.9 million less cash and cash equivalents of $72.9 million.

YEAR-TO-DATE 2006 RESULTS

          Revenues for the six months ended June 30, 2006 increased 33.6 percent to $328.4 million, compared to revenues of $245.7 million for the first six months of 2005.

          The Company’s average sales price per cubic yard of ready-mixed concrete during the first six months of 2006 was approximately 6.1 percent higher than the first half of 2005, reflecting previously announced price increases in most markets.  The Company has announced additional price increases for ready-mixed concrete in several of its markets.  The extent to which the Company realizes benefits from those announced price increases will depend on market conditions and whether such increases exceed rising raw materials and other costs.

          The Company’s ready-mixed concrete sales volume for the first half of 2006 was approximately 3.00 million cubic yards, up 31.5 percent from approximately 2.28 million cubic yards of ready-mixed concrete sold during the first half of 2005.

          EBITDA was $23.9 million, or 7.3 percent of revenues, in the first half of 2006, as compared with $14.2 million, or 5.8 percent of revenues, in the first half of 2005.  The increase in EBITDA in the first half of 2006, as compared to the first half of 2005, was mostly due to higher gross profit improvements, primarily related to higher ready-mixed sales volumes offset by higher selling, general and administrative expenses.

          The Company’s selling, general and administrative expenses were $30.1 million in the first half of 2006, compared to $25.5 million in the first half of 2005.  As a percentage of revenues, selling, general and administrative expenses decreased from 10.4 percent in the first half of 2005 to 9.2 percent in the first half of 2006.  Selling, general and administrative expenses in the first half of 2006 were higher than in the first half of 2005, primarily due to higher labor expenses (including stock-based and incentive-based compensation expense) and related costs, including additional personnel costs related to acquired businesses partially offset by lower bad debt expense.

          The Company’s net cash provided by operations for the first half of 2006 was $2.1 million, compared to $0.5 million for the first half of 2005.  The Company’s free cash flow for the first half of 2006 was negative $16.0 million, as compared to negative $7.1 million for the first half of 2005, primarily due to increased capital expenditures and higher working capital requirements, partially offset by higher operating profits.

OUTLOOK

          The statements in the following paragraphs are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential effect of any acquisitions or divestitures that may be completed after the date of this press release.

          Based on current information, the Company expects third quarter 2006 revenues in the range of $260 million to $270 million, EBITDA in the range of $33 million to $36 million, and earnings per diluted share in the range of $0.31 to $0.36.  The Company expects full-year 2006 revenues in the range of $800 million to $825 million and full-year EBITDA to be in the range of approximately $77 million to $83 million.

          Commenting on the Company’s outlook, Eugene Martineau, President and Chief Executive Officer of U.S. Concrete, stated, “We have adjusted our revenue and EBITDA guidance for the second half of 2006 to reflect the impact of the previously disclosed acquisition of Alberta Investments, Inc. and Alliance Haulers, Inc., which operate in Texas, and our view of current market conditions in our regions.  We continue to evaluate several smaller acquisition targets as we integrate our recently completed acquisitions.  We remain cautious about the outlook for the residential market and our revenue and earnings guidance reflects that.”

CONFERENCE CALL

          U.S. Concrete has scheduled a conference call for Wednesday, August 9, 2006, at 10:00 a.m., Eastern Time, to review its second quarter 2006 results.  To participate in the call, dial (303) 262-2140 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Wednesday, August 16, 2006.  To access the replay, dial (303) 590-3000 using the pass code 11066844#.

          Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, an archive will be available shortly after the call.

USE OF NON-GAAP FINANCIAL MEASURES

          This press release uses the non-GAAP financial measures “EBITDA,” “free cash flow” and “net debt.”  The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses EBITDA to monitor and compare the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

ABOUT U.S. CONCRETE

          U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States.  Including the acquisition of Alberta Investments and Alliance Haulers, the Company has 136 fixed and seven portable ready-mixed concrete plants, 10 pre-cast concrete plants, three concrete block plants and six aggregates facilities.  During 2005, these facilities produced approximately 9.0 million cubic yards of ready-mixed concrete, 4.8 million eight-inch equivalent block units and 3.1 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the Company’s announced price increases; the extent to which the recovery in the commercial sector of U.S. Concrete’s business will offset the slowdown in residential construction; U.S. Concrete’s expected revenues, EBITDA and earnings per diluted share for the third quarter of 2006 and its expected revenues and EBITDA for the full year 2006; and the expectations regarding future depreciation, depletion and amortization expense and interest expense.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s subsequently filed Quarterly Report on Form 10-Q.

(Tables to follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Sales	$188,763	$153,214	328,357	$245,713
Cost of goods sold before depreciation, depletion and amortization	154,287	122,617	275,083	206,568
Selling, general and administrative expenses	14,705	12,958	30,139	25,453
Depreciation, depletion and amortization	4,495	3,252	8,671	6,329

Income from operations	15,276	14,387	14,464	7,363
Interest income	855	155	1,551	345
Interest expense	4,661	4,441	9,293	8,948
Other income, net	374	305	761	475

Income (loss) before income taxes	11,844	10,406	7,483	(765)
Income tax provision (benefit)	4,641	4,371	2,981	(321)

Net income (loss)	7,203	$6,035	4,502	$(444)

Basic net income (loss) per share	$0.19	$0.21	$0.13	$(0.02)

Diluted net income (loss) per share	$0.19	$0.21	$0.12	$(0.02)

Basic common shares outstanding	37,685	28,575	35,820	28,537

Diluted common shares outstanding	38,891	29,055	37,019	28,537

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$72,860	$23,654
Trade accounts receivable, net	108,621	87,654
Inventories, net	27,965	23,677
Prepaid expenses	4,010	2,401
Other current assets	12,889	13,154

Total current assets	226,345	150,540

Properties, plant and equipment, net	179,017	149,637
Goodwill	188,842	181,821
Other assets, net	11,591	12,045

Total assets	$605,795	$494,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,059	$1,126
Accounts payable	54,006	49,144
Accrued liabilities	42,406	37,469

Total current liabilities	97,471	87,739

Long-term debt, net of current maturities	200,885	200,445
Other long-term liabilities and deferred credits	5,014	4,997
Deferred income taxes	22,209	15,941

Total liabilities	325,579	309,122

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	39	30
Additional paid-in capital	260,655	168,918
Retained earnings	21,133	16,918
Treasury stock, at cost	(1,611)	(945)

Total stockholders’ equity	280,216	184,921

Total liabilities and stockholders’ equity	$605,795	$494,043

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:	$2,068	$457
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals of $1,978 and $617	(18,027)	(7,583)
Payments for acquisitions	(23,289)	(1,000)
Other investing activities	425	(40)

Net cash used by investing activities	(40,891)	(8,623)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of borrowings	(1,035)	—
Proceeds from issuance of common stock	84,812	—
Proceeds from issuance of common stock under compensation plans	4,379	—
Excess tax benefits from stock-based compensation	1,205	—
Purchase of treasury shares	(666)	(236)
Other financing activities	(666)	470

Net cash provided by financing activities	88,029	234

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	49,206	(7,932)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	23,654	39,707

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$72,860	$31,775

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

          We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the tables below for (1) presentations of our EBITDA, EBITDA margin and Free Cash Flow for the three months and six months ended June 30, 2006 and June 30, 2005 and a presentation of our Net Debt for the three months ended June 30, 2006, and (2) corresponding reconciliations to GAAP financial measures for the applicable periods.  We have also included in the tables below certain Ready-Mixed Concrete Statistics for the three and six months ended June 30, 2006 and June 30, 2005.

          We define EBITDA as our net income (loss) plus the provision (benefit) for income taxes, net interest expense, loss on early extinguishment of debt and noncash goodwill impairments, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total sales.  We have included EBITDA and EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

          We define Free Cash Flow as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

          We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

          Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$87.50	$88.49
Volume in cubic yards	1,730	3,003
EBITDA reconciliation:
Net income	$7,203	$4,502
Income tax provision	4,641	2,981
Interest expense, net	3,806	7,742
Depreciation, depletion and amortization	4,496	8,671

EBITDA	$20,146	$23,896

EBITDA margin	10.7%	7.3%
Free Cash Flow reconciliation:
Net cash provided by operations	$1,423	$2,068
Less capital expenditures, net of disposals of $922 and $1,978	(13,685)	(18,027)

Free Cash Flow	$(12,262)	$(15,959)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$201,944
Less cash and cash equivalents	72,860

Net Debt	$129,084

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005

Ready-Mixed Concrete Statistics based on Same Plant Sales:
Average price per cubic yards (in dollars)	$83.10	$83.38
Volume in cubic yards	1,446	2,283
EBITDA reconciliation:
Net income (loss)	$6,035	$(444)
Income tax provision (benefit)	4,371	(321)
Interest expense, net	4,286	8,603
Depreciation, depletion and amortization	3,252	6,329

EBITDA	$17,944	$14,167

EBITDA margin	11.7%	5.8%
Free Cash Flow reconciliation:
Net cash provided by operations	$(1,429)	$457
Less capital expenditures, net of disposals of $111 and $617	(3,558)	(7,583)

Free Cash Flow	$(4,987)	$(7,126)

          The expected EBITDA used in this news release of approximately $33 million to $36 million in the third quarter of 2006 is calculated as follows:  net income (estimated to be approximately $12 million to $13 million), plus the provision for income taxes (estimated to be approximately $8 million to $9 million), noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $7 million) and net interest expense (estimated to be approximately $7 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

          The expected EBITDA used in this news release of approximately $77 million to $83 million for the full year 2006 is calculated as follows:  net income (estimated to be approximately $21 million to $24 million), plus the provision for income taxes (estimated to be approximately $14 million to $16 million), noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $22 million) and net interest expense (estimated to be approximately $21 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.